Exhibit 10.35

December 20, 2013

Kent Alder

Logan, UT

Dear Kent:

Congratulations on your retirement!

I am pleased that you have accepted the new position of Advisor and Consultant to the Chief Executive Officer. This letter is to confirm the change of your employment status and the terms of your continued employment, beginning January 1, 2014. The key elements of the changes are described in this letter and attachments.

•	Title and Employment Status: Your status will change from full time exempt to part time exempt, working approximately 20 hours a week. This arrangement is for a period of one year. Therefore, your employment will end on January 1, 2015. In this position, you will be reporting to me. The primary responsibilities of this position include:

•	Mergers and Acquisitions – works closely with the Chief Executive Officer on developing a list of acquisition candidates and executing an agreed acquisition program.

•	Serve as TTM representative on associations

•	Advise CEO on organizational and strategic matters

•	Attend M&A Committee meetings, Operations Review Meetings (ORM) Quarterly Business Reviews (QBR) and Strategy meeting

•	Serve as mentor to selected employees of the company

•	Serve as critical piece of quarterly communication effort

•	Other assignments as company needs arise

•	Compensation: Your salary will be $15,769.23, paid on a biweekly basis, subject to applicable withholding taxes. You are not eligible for participation in the MIP bonus program.

•	Work Location: Your work location is Logan, Utah and on occasion, travel across the sites in the US and China.

•	Paid Time Off (PTO): You will accrue PTO on a prorated rate, based on your part time employment status, at a rate of 3.076 hours per pay period, which is half the normal rate. The maximum accrual is 320 hours including any carried over accrued and unused PTO. Any accrued and unused PTO balance will be paid out in January 2015.

•	Benefits: You will continue to be eligible for participation in the company’s 401(k) plan. However, due to the change in your employment status, you will no longer be eligible to participate in other benefits such as health and life insurance, long term disability, and deferred compensation program. You are eligible to continue your medical benefits through COBRA for a maximum period of 18 months. A separate package will be sent to you detailing the enrollment process. TTM will reimburse your cost of COBRA, up to 12 months of coverage.

•	Restricted Stock and Performance Restricted Stock: Your RSUs and PRUs will continue to vest as long as you are an active employee or member of the Board of Directors.

•	Trade Secrets/Confidentiality: During the course of your employment, you will have access to various trade secrets and confidential information of the company. You will be expected not to disclose such information or use it in any way, either during your employment with the company or thereafter, except as required in the course of your employment by the company. A copy of the company’s conflict of interest policy is attached for your review.

Please review this letter and return it with your signature as acknowledgement of your confirmation of the terms of your change of status and continued employment.

Sincerely,

TTM TECHNOLOGIES, INC.

/s/ Tom Edman

President

Agreed to by:

/s/ Kent Alder	Date:	December 20, 2013
Kent Alder